            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Post-Effective Amendment No. 24 to the Registration Statement on Form N-4 (the "Registration Statement") of our report dated March 17, 2010 relating to the consolidated financial statements of New York Life Insurance and Annuity Corporation, and of our report dated February 17, 2010 relating to the financial statements and financial highlights of New York Life Insurance and Annuity Corporation Variable Annuity Separate Account-II, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Condensed Financial Information" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP



New York, New York
April 13, 2010